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                                                                   EXHIBIT 10.1



                 AGREEMENT FOR THE SALE AND PURCHASE OF PROPERTY

         THIS AGREEMENT FOR THE SALE AND PURCHASE OF PROPERTY (the "Agreement"), is made and entered into this 12th day of September, 1997, between MARKET PLACE SHOPPING CENTER, L.P., a Georgia limited partnership ("Seller") and IRT PROPERTY COMPANY, a Georgia corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain property more particularly described herein upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the sum of Ten and No/100 ($10.00) Dollars in hand paid by Purchaser to Seller, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1. Sale of Property. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all of the right, title and interest of Seller in and to all property described in Sections 1.1, 1.2, 1.3 and 1.4 below (collectively "the Property").

         1.1 Real Property. All of those certain tracts or parcels of land containing approximately 6.49 acres, and lying and being in Gwinnett County, Georgia, and being described in Exhibit A attached hereto (collectively the "Land"), together with all buildings now or hereafter located on the Land, including, without limitation, those certain store buildings containing approximately 75,526 square feet of leasable area; all improvements, fixtures, and other items of real property now or hereafter located upon the Land; all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land, whether or not situate upon the Land, including without limitation, sign rights and parking rights or agreements; all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land; all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, in front of or adjoining all or any part of the Land and serving the Land; and the reversionary interest in any parcel encumbered by a ground lease; all whether or not specifically referenced on Exhibit A attached hereto, and subject only to those certain permitted title exceptions more particularly described in Exhibit B attached hereto (the "Permitted Title Exceptions").

         1.2 Tangible Personal Property. All tangible personal property used in connection with the ownership, financing, occupation, operation, and maintenance of the aforesaid buildings, improvements and fixtures, located upon the Land which are now or at Closing owned by Seller (it being agreed and understood that the tangible property to be conveyed by Seller shall specifically exclude tangible property owned by third-party tenants of building space located upon the Land), together with all furniture, furnishings, fittings, signs, tools, equipment, machinery, apparatus, building materials, supplies (consumable and otherwise), carpeting, draperies, window treatments and other decorations, and other personal property whether located upon or off the Land and used in connection with the ownership, financing, occupation, operation, and maintenance of the aforesaid buildings, improvements and fixtures, located upon the Land and which are now or at Closing owned by Seller, including without limitation, all boilers, furnaces, heating, ventilating and air-conditioning systems, elevators, escalators, building drawings, plans and specifications, building materials and wall partitions, sprinkler



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         systems, sewerage systems, electrical equipment, fire prevention and extinguishing apparatus, engineering, maintenance and housekeeping supplies and materials of all kinds whether used, unused or in stock for future use in connection with the maintenance and operation of the Property.

         1.3 Intangible Personal Property. All of Seller's right, title and interest in and to all intangible personal property not described in Sections 1.1, 1.2 and 1.4 of this Agreement which is used in connection with the ownership, financing, occupation, operation, and maintenance of the aforesaid buildings, improvements, fixtures, and personal property located upon the Land, including, without limitation, the right to use the trade name "Market Place Shopping Center," and all of Seller's right, title and interest in and to any and all other tradenames, trademarks, service marks, logos, contract rights, telephone numbers, escrow accounts, guaranties, warranties, permits, licenses, approvals, certificates, soils reports, engineering studies, bonds, deposits, instruments, documents of title, general intangibles and business records, files, correspondence, tenant lists, tenant prospect lists, brochures and advertising materials pertaining to the aforesaid buildings, improvements, fixtures and personal property located upon the Land, rights in and to the surrounding dedicated streets, entitlement in and to any award made or to be made in lieu of any of Seller's interests to be conveyed, including any award or payment for any condemnation of the Land or any land in front of or adjoining all or any part of the Land, and goodwill and all other intangible property related to the Land or connected therewith and appurtenances related to the Land. Purchaser acknowledges that Seller makes no representation or warranty that Seller owns or has any right to transfer any of the intangible property described in this Section 1.3; provided, however, Seller does hereby represent and warrant to Purchaser that Seller has not previously transferred all or any portion of its right, title and interest, if any, in and to such intangible property to any other individual or entity.

         1.4 Tenant Leases. The interest of the owner of the Land in and to all leases, subleases, rental agreements and other occupancy agreements, whether oral or written and whether or not of record, for the use or occupancy of any portion of the Property, including without limitation the leases described on Exhibit L attached hereto and made a part hereof, together with all amendments to, modifications of, renewals and extensions of said leases, subleases, rental agreements and other occupancy agreements, all guaranties with respect thereto, all work letter agreements, improvement agreements and other agreements with lessee's or tenant's thereunder, all default notices, estoppel letters, escalation notices and other correspondence in regard thereto, and all accounting records in regard thereto (collectively hereinafter the "Tenant Leases"), together with all prepaid rents, advance rentals and lease security deposits with respect to the Tenant Leases. Notwithstanding the foregoing, Seller shall be entitled to retain copies of all such records and correspondence after Closing. The Tenant Leases with Regal Theaters and Big B Drugs are sometimes hereinafter referred to as the "Credit Tenant Leases" and the leases to all other tenants are sometimes collectively hereinafter referred to as the "Local Tenant Leases." The tenants or lessees under the Credit Tenant Leases and the Local Tenant Leases are sometimes referred to herein as the "Credit Tenants" and the "Local Tenants," respectively. The tenants or lessees under the Tenant Leases are sometimes referred to herein as the "Tenants."

2. Purchase Price. Subject to the adjustments and prorations hereinafter described, the total purchase price for the Property shall be Seven Million One Hundred Thousand and No/100 Dollars ($7,100,000.00) (the "Purchase Price"). The Deposit (as defined in Section 12) deposited by Purchaser


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in accordance with Section 12 of this Agreement shall be credited against the
Purchase Price due from Purchaser at Closing.

                  2.1 Method of Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date in cash, or by federal wire transfer or other immediately available funds at Closing.

3. Inspection of Property. Purchaser shall have until forty-five (45) days after the Effective Date (the "Inspection Period") to investigate and inspect the Property and conduct any and all due diligence as Purchaser may deem necessary. Seller shall cooperate with Purchaser to facilitate such investigation and inspection, and in the event that Purchaser desires to meet with any of the tenants on the Property, Purchaser shall first give Seller not less than two (2) days advance notice (written or oral), and then a representative of Seller shall have the opportunity to accompany Purchaser at such meeting. Until Closing, Purchaser and any of its authorized representatives and agents shall have access onto the Land for the determination of utility availability, soil, environmental, engineering, and feasibility testing, and other tests, inspections, and investigations deemed necessary by Purchaser in its sole discretion, including without limitation, examination of all Tenant Leases, Service Contracts (as defined in Section 6.22 hereof), tangible personal property and intangible personal property. Purchaser agrees to indemnify and hold Seller harmless from all liability for injury to person or property arising out of the inspection and investigation of the Property by Purchaser or by any of the representatives or agents of Purchaser, and Purchaser shall promptly restore the Property in the event that Purchaser's inspections and investigations result in any damage to the Property. At all reasonable times prior to and after the Closing Date for a period of three (3) years, Seller shall give Purchaser, and its counsel, accountants and representatives, full access to all books and records with respect to ownership, management and operation of the Property, shall permit them to copy the same and shall furnish Purchaser with all such information concerning the same as Purchaser may reasonably request. All such information shall be kept confidential by Purchaser. Seller and Purchaser hereby agree, notwithstanding anything to the contrary contained in this Agreement, that Purchaser shall have the unconditional and absolute right to terminate this Agreement by delivery of written notice to Seller given at any time before the close of the Inspection Period, in which event the Deposit shall be paid to Purchaser and Purchaser shall deliver to Seller all documents that Seller has previously provided to Purchaser and copies of all reports that Purchaser has obtained with respect to the Property. The indemnification provided in this Section 3 shall survive any termination of this Agreement by Purchaser as provided above. If Purchaser shall not terminate this Agreement prior to the expiration of the Inspection Period as provided in this Section 3, the Deposit shall thereafter be non-refundable to Purchaser, except in the event of a Seller default or as otherwise specifically set forth herein and subject to performance by Seller of all of its obligations under this Agreement.

                  3.1 Rejection of Service Contracts. During the Inspection Period Purchaser shall review the Service Contracts, and in the event Purchaser is unsatisfied with any of the Service Contracts for any reason, Purchaser shall have the right to provide notice of rejection of such Service Contracts to Seller prior to the end of the Inspection Period. Any Service Contracts which are so rejected (the "Rejected Service Contracts") shall be terminated in the manner set forth in Section 7.3.11 of this Agreement.

4.       Title and Survey.

                  4.1 Title. Seller shall convey and transfer to Purchaser such good, indefeasible and marketable title to the Property as will enable Purchaser's title insurance company to issue its title policy in the amount of the Purchase Price, subject only to the Permitted Title


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         Exceptions, but without exception as to matters of survey or to mechanics' or similar liens, and free and clear of any and all other pledges, mortgages, liens, judgments, conditional sales agreements, encumbrances, ground rents, leases, tenancies, parties in possession, licenses, security interests, covenants, conditions, restrictions, rights-of-way, easements, encroachments and any agreements, contracts, rights, acts, charges or other matters of any nature affecting the title, except to the extent the foregoing constitute Permitted Title Exceptions. Purchaser shall have until forty-five (45) days after the Effective Date ("Title Examination Period") by which to give notice to Seller of any objections which Purchaser may have, including, without limitation, objections to any matters which constitute Permitted Title Exceptions. If Purchaser does give Seller notice of objection to any survey or title exceptions or defects, then, for a period of fifteen
         (15) days after such notice, Seller shall have the option but not the obligation to remove and cure such defects or encumbrances; provided, however, that Seller shall pay and satisfy any monetary lien which encumbers all or any portion of the Property, and Seller shall remove, cure or satisfy any such defects which arise on or after the effective dates of the Survey and any title insurance commitment or certificate of title Purchaser obtains during the Title Examination Period. If any objection is not so satisfied by Seller, then regardless of whether or not such objection constitutes a Permitted Title Exception, Purchaser shall have the right to terminate this Agreement by notice to Seller in which case the Deposit shall be returned to Purchaser. If Seller does so cure or satisfy the objections, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any objections that it may have made and thereby preserve this Agreement in effect. Except as hereinafter specifically set forth, Seller agrees not to further alter or encumber in any way Seller's title to the Property after the date of this Agreement. Purchaser shall have the continuing right to object to any survey or title matters first appearing after the later of (i) the date Purchaser receives the Survey, or (ii) the effective date of the certificate of title or title insurance commitment Purchaser obtains with respect to the Property.

         4.2 Survey. During the Inspection Period, Purchaser, at Seller's expense, shall cause to be prepared an accurate as-built ALTA\ACSM Land Title Survey of the Property, certified by a registered land surveyor acceptable to Purchaser in its sole discretion, showing the boundaries and the acreage, to the nearest 1,000th of an acre, net of roadways and utility rights-of-way, of the Property, the location of all easements, buildings, improvements, set back lines and encroachments, if any, located thereon, together with a legal description of the Property (the "Survey"). Once the Survey has been prepared, a legal description of the Property prepared from the Survey shall be initialed by Purchaser and Seller and attached hereto as Exhibit A-1. Subject to the provisions of the last sentence of this Section 4.2, the legal description in the Special Warranty Deed attached hereto as Exhibit M to be delivered at Closing shall be the description so attached hereto as Exhibit A-1. Seller and/or the surveyor shall execute any affidavit reasonably required by the title insurance company providing the owner's title insurance policy referred to in Section 7.4 to issue the policy to Purchaser without any survey exception. At Seller's option, the legal description on the Special Warranty Deed will be the one attached as Exhibit A, and if Seller so elects, then it will also give the Purchaser at Closing a quit-claim deed with the legal description attached or to be attached hereto as Exhibit A-1.

5. Environmental Audit - Phase I. Purchaser shall have the right, at Seller's expense, to cause to be prepared a Phase I environmental assessment report on the Property. The report shall include (i) information relative to the prior use history of the Property; (ii) an on-site inspection of the building and grounds to identify the presence of asbestos, underground storage tanks, or other hazardous materials; (iii) a neighborhood investigation and the identification of nearby CERCLIS (Superfund


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sites); and (iv) an assessment regarding the likelihood of environmental contamination and compliance with applicable environmental laws.


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6.       Representations, Warranties, and Covenants of Seller.  Seller hereby represents, warrants, and covenants as follows:

         6.1 Authority. Seller is a limited partnership duly organized and validly existing under the laws of the State of Georgia . Seller owns good, marketable and insurable fee simple title to the Property free and clear of all liens, encumbrances, and other exceptions to title except the Permitted Title Exceptions. Seller has complete and full authority and power to (i) execute this Agreement and to convey to Purchaser good, marketable and insurable fee simple title to the Property, free and clear of all liens, encumbrances, and other exceptions to title other than the Permitted Title Exceptions, (ii) execute and deliver such other documents, instruments, agreements, including, without limitation, affidavits and certificates necessary to effectuate the transaction contemplated herein, and (iii) take all such additional action necessary or appropriate to effect and facilitate the consummation of the sale and purchase transaction contemplated herein.

         6.2 Compliance by Seller. Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby shall constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon it, or shall result in a violation of any applicable law, order, rule or regulation of any governmental authority. Seller is not involved as the debtor in any bankruptcy, reorganization or insolvency proceedings. There are no actions, suits, proceedings or investigations pending which would become a cloud on the title to the Property or any portion thereof or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality. This Agreement is the valid and legally binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally and general principles of equity.

         6.3 Compliance of Property. To the best of Seller's knowledge, the Property complies with all laws, ordinances, rules, regulations, restrictions and requirements pertaining to the Property or which are applicable to the use or manner of use, occupancy, ownership, possession or operation of the Property. To the best of Seller's knowledge, no portion of the Property violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation applicable thereto. Seller has received no notice of any suits, judgments, or violations which remain uncured relating to the Property or any zoning, building, fire, health, pollution, environmental protection, or waste disposal ordinance, code, law or regulation relating to the Property. Seller has received all certificates of occupancy, licenses, certificates and permits (collectively, the "Permits") necessary for the construction, maintenance, and operation of the Property which are required to be issued by any applicable governmental or quasi-governmental agency or authority or any board of fire underwriters or real estate board or similar organization or institution. Seller hereby represents and warrants that: (i) the Seller's current use and occupation of any portion of the Property does not violate any of the Permits, (ii) Seller has not received any notice of, and to the best of Seller's knowledge there are not any additional Permits or amendments to existing Permits that are required for the current use or operation of the existing improvements on the Property, (iii) all of the Permits necessary for the present maintenance and operation of the Property are in full force and effect, and (iv) to the best of Seller's knowledge, all of the Permits necessary for the present maintenance and operation of the Property are transferable


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         with the Property to the Purchaser without charge. Notwithstanding anything contained in this Section 6.3 or elsewhere in this Agreement to the contrary, "Permits" shall not include any permits, licenses or certificates required to be obtained by any tenant of the Property with respect to the operation of its business from its premises.

         6.4 Litigation. Seller has no knowledge of, nor has Seller received any notice of, any actual or threatened action, litigation, or proceeding by any organization, entity, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or Seller, nor has any such organization, entity, person, individual or governmental agency communicated to Seller anything which Seller believes to be a threat of any such action, litigation or proceeding.

         6.5 Taxes. No improvements (site or area) have been constructed or installed by any public authority, the cost of which may be assessed in whole or in part against any part of the Property in the future. Seller has not been notified of any possible future improvements that might create an assessment against any part of the Property. The Property is separately assessed for tax purposes and is not combined with any other real property for such tax assessment purposes.

         6.6 Restriction on Conveyance. Seller has not and will not sell, encumber, convey, assign or contract to sell, encumber, convey or assign all or any portion of the Property other than the Permitted Title Exceptions, nor has Seller taken or shall cause to be taken any action in conflict with this Agreement at any time during or prior to the pendency of this Agreement. No rights-of-first refusal, options or similar agreements to purchase all or any portion of the Property exist in connection with the Property which would in any way interfere with Purchaser's ability to purchase the Property as provided herein, or which is in any way in contravention of the spirit and intent of this Agreement.

         6.7 Environmental Matters. To the best of Seller's knowledge: (i) no toxic or hazardous substances, including without limitation, asbestos and the group of organic compounds known as polychlorinated biphenyls, have been generated, treated, stored or disposed of, or otherwise deposited in or on the Land, (ii) there have been no substances or conditions in or on the Land which may support a claim or cause of action under RCRA, CERCLA, SARA, or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements (collectively, "Environmental Laws"), and (iii) there are no underground storage tanks or underground deposits of hazardous waste or materials located on the Land. Seller has not used, nor authorized, nor, to the best of Seller's knowledge, allowed the use of the Property, and to the best of Seller's knowledge, the Property has not been used by any space tenant or otherwise, in any manner other than in full compliance with all Environmental Laws and, to the best of Seller's knowledge, no portion of the Property has ever been used in any manner other than in full compliance with all Environmental Laws.

         6.8 No Flood Plains Warranty. No portion of the Land is located within a one hundred (100) year flood plain.

         6.9 No Wetlands Warranty. Seller has not received any notice that and to the best of Seller's knowledge, no portion of the Land is located within any wetlands as designated by any federal, state or local governmental or quasi-governmental authority, agency or instrumentality or the Army Corps of Engineers.


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         6.10  Utilities. All water, storm and sanitary sewer, electricity, telephone and other utilities serving the Property are installed, operating and supplied directly to the individual tenant spaces in accordance with plans and specifications and all utility company criteria therefor, and the cost of all impact fees, connection charges, reservation charges or their equivalent related to such utilities and the Property have been fully paid. Seller has not received any complaint or claim with respect to storm water flow from any owner of adjacent property or otherwise. Seller covenants to pay all utility bills for the Property through the date of Closing (it being agreed that this covenant shall specifically survive Closing). To the extent that such utility expense is later recouped through reimbursements by the space tenants on the Property, the Purchaser shall pay the same to Seller upon receipt of such amounts from tenants.

         6.11 Condition of Improvements. To the best of Seller's knowledge, the improvements located upon the Land are structurally sound and in good structural condition and repair. Seller is not aware of any structural maintenance or structural repairs which are currently needed or for which Seller has deferred repairs or which would otherwise not be easily detectable upon inspection. Seller has not received notice of any unrepaired leaks or the necessity for maintenance or repairs from any of the occupants of the buildings located upon the Land which Seller has not repaired or otherwise taken necessary action.

         6.12 Zoning. The Land is presently zoned "C-2" which permits the operation of a retail shopping center and the business operations of all of the Tenants of Market Place Shopping Center. Seller has received no notice of any pending or contemplated changes from the current zoning of the Land. Seller has no agreement currently in effect with Gwinnett County, or with the State of Georgia, or any other entity, public or private, which would be binding upon Purchaser and would prevent or limit the use of the Land or the improvements located thereon for any of the uses allowed by applicable zoning ordinances.

         6.13 Status of Personal Property. All items of personal property located upon the Property and used in connection with the operation of the Property are owned by Seller (except for those owned by tenants), free and clear of any security interests, conditional sales agreements or title retention agreements.

         6.14 No Outstanding Agreements. Except for the Permitted Title Exceptions and the existing Tenant Leases, there are no service, supply, utility, management, equipment lease, brokerage or other contracts in force against the Property or binding upon Seller in any manner affecting the Property which may not be terminated at no cost upon thirty (30) days prior written notice.

         6.15 Insurance. There are no outstanding or unfulfilled requirements or recommendations of any insurance company insuring the Property or board of fire underwriters regarding any repairs to or work to be performed with respect to the Property. Seller has not received any notice of discontinuance or non-renewal of insurance covering the Property, nor any notice requiring or recommending any repairs or other work be performed to the Property.

         6.16 No Liens. No services, material, or work have been supplied in connection with the Property at Seller's direction for which payment has not been made in full. At Closing, there will be no mechanics', materialmen's or laborers' liens against Seller's interest in the Property; no claims for labor, services, profit or material furnished for constructing, repairing or improving the Property which remain unpaid and which could result in a lien against Seller's interest in the Property; no past due or unpaid income, property, use or sales taxes of Seller


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         which constitute a lien against Seller's interest in the Property or could with passage of time constitute such a lien; and no chattel liens, conditional sales contracts or security interests against the Property.

         6.17 No Broker. No rental agents, brokers or finders have any rights with regard to any of the lease agreements or other occupancy agreements executed in connection with the Property or the rental collected, or to be collected, thereunder. There are no leasing commissions due or payable now or hereafter with respect to the existing Tenant Leases or the Property.

         6.18 Accuracy of Operating Statements. Seller has delivered to Purchaser unaudited income and expense statements prepared on the cash basis with respect to the Property (the "Operating Statements"), a copy of said Operating Statements are attached hereto as Exhibit N and incorporated herein by reference. The Operating Statements are true, complete and correct in all material respects. The Operating Statements are in accordance with the respective books and records of Seller, and have been prepared in accordance with generally accepted accounting principles, consistently applied, throughout the periods covered by such statements and fairly represent the financial condition of the Property as of their respective dates and the results of operations and changes in financial position of the Property for the periods covered by such statements. The Operating Statements contain no untrue statements of any material facts nor omit any material fact required to be stated to make the Operating Statements not misleading.

         6.19 No Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

         6.20 No Employee Agreements or Contracts. No employment agreements or employment contracts affecting the Property exist which have been entered into by Seller.

         6.21  Tenant Space and Tenant Leases.

         (a) Attached as Exhibit L is a current rent roll for the Property ("Rent Roll") which contains a true, accurate, and complete list of all of the Tenant Leases and which identifies as to each Tenant Lease, the date of the Tenant Lease and of all amendments and assignments of each Tenant Lease and certain additional information relating to each Tenant Lease, all of which information is true, accurate and complete.

         (b) Except as set forth in the Rent Roll, there have been no agreements or understandings with any Tenant which provide for (i) any cash inducement or payment to such Tenant other than for tenant upfit or buildout; or (ii) any tenant buildout performed by landlord payable after Closing; or (iii) free or partial rent for a period after Closing.

         (c) With respect to all Tenant Leases, Seller further represents, warrants, and agrees, as follows:


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                  (i)    That Seller is the sole owner of the landlord's
                  interest under the Tenant Leases and the guaranties, if any, executed in connection with the Tenant Leases, and Seller is the sole and exclusive entity entitled to receive the rents, issues, profits, and security deposits, under the Tenant Leases, and Seller has good right to sell, assign, transfer and set over the same and to grant to and confer upon Purchaser the rights, interests, powers, and authorities herein granted and conferred.

                  (ii) That the Tenant Leases as set forth in the Rent Roll are the only leases, licenses, subleases, or other occupancy agreements, written or oral, affecting the Property and are in full force and effect and have not been amended or modified in any manner, by amendment, side letter agreement, or otherwise, except as expressly set forth in the Rent Roll. No party other than the Tenants identified in the Rent Roll have any right to occupancy of any portion of the Property or the improvements located thereon.

                  (iii) That the information set forth in the Rent Roll is true, complete, and accurate in all respects.

                  (iv) That the Tenant Leases evidence bona fide, arm's-length transactions.

                  (v) That any improvements required by the terms of the Tenant Leases to be made by the Seller to the Property have been completed, and any construction allowances, moving expenses, or other rental concessions have been satisfied in strict accordance with the terms and provisions of their respective Tenant Leases, and such Tenants have accepted possession of their premises located upon the Property.

                  (vi) That no rent under the Tenant Leases has been paid more than thirty (30) days in advance of its due date and except as shown on the Rent Roll, all rent to be paid by the tenants is current.

                  (vii) That no Tenant is entitled to any free rent, abatement of rent or similar concession, except as shown on the Rent Roll.

                  (viii) That Seller has received no notice from, or on behalf of, any Tenant which contests any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable under the Tenant Lease.

                  (ix) Except as specifically designated in the Rent Roll, no Tenant Lease contains any renewal or purchase option or option to lease additional space.

                  (x) That Seller has not received notice from any of the Tenants in connection with the Tenant Leases asserting and to the best of Seller's knowledge no Tenant has (1) a right to off-set rent by reason of Seller's failure to perform its obligations pursuant to any Tenant Lease, (2) a claim against Seller for a breach or failure of Seller to perform its obligations under any Tenant Lease, or (3) a right to abate rent.

                  (xi) That, except as set forth on the Rent Roll, Seller has received no notice of and to the best knowledge of Seller, there are no defaults under or with respect to the Tenant Leases on the part of the landlord thereunder, no defaults on the part of any

                  Tenant and no conditions or facts which, with the passage of time or the giving of notice, or both, would constitute such a default.

                  (xii) Seller has not waived any default, which is continuing, under any Tenant Lease, or granted any concession to any Tenant (where such waiver or concession is still in effect), and all documentation relating to such waivers or concessions are referenced in the Rent Roll.

                  (xiii) That Seller has neither made nor permitted to be made any assignment of any of its rights or interest under the Tenant Leases, or the guaranties, if any, executed in connection therewith, to any person or entity whomsoever.

                  (xiv) That all leasing commissions pertaining to the Property have been paid in full, and no leasing commissions are enforceable against Purchaser.

                  (xv) That, except as specifically designated in the Rent Roll, no notices with respect to a continuing default, or notices to extend, renew, or terminate the term of the Tenant Leases have been received by the Seller and all correspondence received by Seller from any Tenant, their agents or representatives regarding any work remaining to be performed by Seller, or continued alleged defaults by Seller is designated in the Rent Roll.

         At Closing, Seller shall renew and reaffirm the representations and warranties contained in this Section 6.21 and as to an updated rent roll (the "Closing Rent Roll") pursuant to a Certification of Rent Roll and Tenant Lease Status, in the form attached hereto as Exhibit F.

        6.22 Other Contracts. There are no management, real estate, leasing or rental commission agreements, utility, supply, service or maintenance agreements, equipment leases, or employment, union or other contracts of any kind or description in existence relating to the Property, except for the existing Tenant Leases, and as set forth on Exhibit O attached hereto and made a part hereof (the "Service Contracts").

        6.23 Other Representations, Warranties, and Covenants. All of the representations, warranties, and covenants of Seller included in the exhibits attached hereto are incorporated herein and shall have the same force and effect as if such representations, warranties, and covenants had been set forth in full as part of this Section 6 of the Agreement.

         6.24 Access. To Seller's best knowledge, there are no facts or conditions which will result in the termination or modification of the present access to and from any portion of the Property to any utility services or to existing highways and roads or the termination or expiration of any conditional use permits, sign permits or similar governmental permits, and/or approvals necessary for the operation of the Property as it is currently operated. In addition, Seller has received no notification of, and to Seller's best knowledge, there are no, existing, proposed or contemplated plans to widen, modify or realign any street or highway providing access to the Property, or which may affect the existing common areas and/or the size, use or set backs applicable to the Property or the improvements located thereon.

         6.25 Storm Water Flow. Seller has not received any complaint or claim with respect to storm water flow from any owner of adjacent property or otherwise.

         6.26 The Reaffirmation at Closing; Survival. All of the foregoing representations, warranties and covenants of Seller shall be reaffirmed by Seller in writing at Closing. The representations, warranties and covenants set forth above shall survive Closing hereunder for a period of one (1) year from the Closing Date and shall not be merged with the execution and delivery of the Special Warranty Deed and other closing documents hereunder. Notwithstanding the foregoing, if, prior to the expiration of the survival period provided above, Purchaser discovers any reasonable facts or evidence from which Purchaser reasonably concludes that there was a misrepresentation or breach of any of the foregoing representations and warranties, Purchaser shall provide Seller with notice of such facts or evidence and the representation or warranty in question shall survive until complete settlement of any question of misrepresentation or breach.

         6.27 Indemnification. Seller agrees to defend, protect, indemnify, and hold harmless Purchaser and its directors, officers, shareholders, employees, successors and assigns, from and against any and all loss, cost, claims, liabilities, damages and expenses, including, without limitation, reasonable attorney's fees and costs of litigation, arising as a result of any misrepresentation or breach of any of the representations or warranties of Seller set forth in this Agreement.

         6.28 Seller's Knowledge. As used in Section 6 and elsewhere in this Agreement, all references to the knowledge of Seller including "Seller's knowledge", "best knowledge of Seller", "to Seller's best knowledge" or any variation thereof shall mean the knowledge of Seller and its respective employees and of the following individuals: Herb Strickland, Ruth Strickland and Greg Hagen (collectively, the Knowledgeable Parties"), all of which Knowledgeable Parties are familiar with the Property.

7. Closing. Purchaser and Seller agree that the sale and purchase of the Property shall be consummated as follows:

         7.1 Title Transfer. Seller agrees to convey good, marketable and insurable fee simple title to the Property to Purchaser by Special Warranty Deed, subject only to the Permitted Title Exceptions, on or before the close of business on the Closing Date, and, effective on the delivery of such Special Warranty Deed by Seller to Purchaser, beneficial ownership and the risk of loss of the Property shall pass from Seller to Purchaser.

         7.2 Closing Date. This transaction shall close (the "Closing") on or before fifteen (15) days after the end of the Inspection Period (the "Closing Date"), provided that Purchaser has not elected to terminate this Agreement in accordance with the terms hereof. The exact day, time and place of Closing shall be selected by Purchaser by written notice to Seller not less than three (3) days prior to the date so selected. If no such selection is timely made, the Closing shall be held at 10:00 a.m. (EST) on the last day for the Closing Date at the offices of Purchaser, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339.

         7.3 Documents to be Delivered. At Closing, Seller shall deliver or cause to be delivered to Purchaser the following items (all documents being duly executed and acknowledged where so required):

               7.3.1 Special Warranty Deed. Special warranty deed in favor of Purchaser in form set forth as Exhibit M attached hereto.

               7.3.2 Corporate/Partnership Documentation. All documentation reasonably required by counsel for Purchaser and the title insurance company selected by Purchaser evidencing the authority of Seller to sell the Property to Purchaser upon the terms and conditions set forth in this Agreement.

               7.3.3 Owners Affidavit Regarding Liens. An affidavit with respect to liens and title matters in substantially the form of Exhibit C attached hereto.

               7.3.4 Non-foreign Affidavit. An Affidavit in the form prescribed by Treasury Regulation ss.1.1445-2 indicating the taxpayer identification number of Seller and confirming that Seller is not a foreign person within the purview of 26 U.S.C. ss.1445 and the regulations issued thereunder.

               7.3.5 Tenant Leases. Original executed counterparts of all Tenant Leases to the extent same are in the possession of Seller or its property manager and, if not, then true, correct and complete copies of said Tenant Leases certified as such by Seller.

               7.3.6 Transfer and Assignment of Tenant Leases, Tenant Deposits, and Tenant Lease Guaranties. An assignment by Seller to Purchaser of all Tenant Leases or other occupancy agreements now in effect in connection with the Property in form set forth as Exhibit D attached hereto.

               7.3.7 Memorandum of Assignment of Tenant Leases and Guaranties. A recordable memorandum of the Assignment of Tenant Leases and Tenant Lease Guaranties in form set forth in Exhibit E attached hereto.

               7.3.8 Certification of Rent Roll and Tenant Lease Status. A certification by Seller of the completeness and accuracy of the Rent Roll in form set forth as Exhibit F attached hereto.

               7.3.9 Bill of Sale and Assignment. A Bill of Sale and Assignment of personal property and intangible personal property in form set forth as Exhibit G attached hereto.

               7.3.10 Assignment of Warranties and Guaranties. An assignment of all warranties and guaranties presently in effect in connection with the Property in form set forth as Exhibit H attached hereto.

               7.3.11 Termination of Management Agreements; Survival of Service Contracts. An instrument or instruments in form and substance reasonably satisfactory to Purchaser terminating (i) all existing agreements with any party with respect to management or leasing of the Property or any part thereof; and (ii) any other Rejected Service Contracts which Purchaser requests Seller to terminate prior to the expiration of the Inspection Period as set forth in Section 3.1 hereof; all such terminations shall be without proration or contribution from Purchaser. Copies of said cancellation notices shall be provided to Purchaser.

               7.3.12 Certified Operating Statements. All Operating Statements for the Property for the three (3) years prior to Closing or such shorter period of time as the

                        Shopping Center has been open for business, certified by Seller as to accuracy and completeness in all material respects.

               7.3.13 Books and Records. All books, records, maintenance schedules and repair records and other papers in Seller's possession or control relating to the Property and the operations thereof and the improvements located thereon, including, without limitation, all architect's drawings, blue prints and "as-built" plans and specifications for the Property; provided, however, that Seller may retain copies of any such documents or instruments for reference or to support income tax returns.

               7.3.14 Estoppel Certificates. Estoppel certificates in the form set forth as Exhibit I attached hereto inuring to the benefit of Seller from all Tenants; provided, however, that, to the extent that executed estoppel certificates are not obtained from the Local Tenants at or prior to Closing, Purchaser shall accept estoppel certificates executed by Seller on behalf of not more than twenty percent (20%) of the Local Tenants of the Shopping Center. All estoppel certificates from the Local Tenants shall be in the form attached, and shall be dated within thirty (30) days of the scheduled Closing Date under this Agreement. The Credit Tenants shall execute and deliver estoppel certificates in form and substance satisfactory to Purchaser and such Credit Tenants, and such estoppel certificates shall be dated within thirty (30) days of the scheduled Closing Date under this Agreement. It shall be a condition to Purchaser's obligations under this Agreement that Seller obtain and deliver to Purchaser the estoppel certificates provided for in this Section which do not indicate any defaults or discrepancies in the information previously made available to Purchaser; and if Seller shall fail to do so, Purchaser may cancel this Agreement by giving written notice to Seller at or prior to the Closing, whereupon the Deposit shall be promptly refunded to Purchaser.

               7.3.15 Tenant Notices. Letters executed by Seller and addressed to each Tenant of the Property in form set forth as Exhibit J attached hereto.

               7.3.16 Certification Regarding Leasing and Brokerage Fees. An affidavit in form set forth as Exhibit K attached hereto that no brokerage or leasing agreements exist or are in force which are binding upon Seller and which in any manner affect or otherwise relate to the Property, or which entitle any broker or leasing agent to receive any commissions, fees, a percentage of rents or any other sums in connection with any sale, lease or loan affecting the Property.

               7.3.17 Utility Bills. Copies of all utility bills relating to the Property for the three (3) months prior to Closing, including, without limitation, bills for parking lot and lawn maintenance, trash collection, sewage, water, electricity, telephone and insurance.

               7.3.18 Keys. All keys to the Property and every lock thereon in the possession of Seller with identification as to the lock to which each such key relates.

               7.3.19 Assignment of Roof Warranties (and related consents). Individual assignment of roof warranties with respect to the Property (together with the original warranties) and any consent of the applicable roof contractor and manufacturer if required thereby.

               7.3.20 Additional Documents. Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to fulfill the terms and intent of this Agreement, including, without limitation, a Closing Statement, all documentation required to be executed and filed with the Internal Revenue Service, and a certificate dated as of the date of Closing confirming that all of the representations and warranties of Seller contained herein and the exhibits attached hereto are true, correct, and complete as of the date of Closing.

         7.4 Costs and Prorations. Seller shall be responsible for the payment of (i) the cost of transfer tax or documentary stamps or taxes, upon the Special Warranty Deed and Bill of Sale and Assignment, (ii) the cost of any sales or income taxes related to the transaction contemplated hereby, (iii) costs and expenses incurred (including recording costs) in connection with Seller's cure of any title defects or encumbrances subject, however, to the provisions of Section 4.1 hereof, (iv) all broker or agent commissions, fees or payments required to be made in connection with the purchase and sale contemplated by this Agreement, (v) its own attorney's fees, (vi) any costs, fees or expenses assessed in connection with the transfer of any warranties and guaranties from Seller to Purchaser, (vii) costs of the Survey obtained pursuant to Section 4.2 hereof, (viii) costs of the Phase I environmental assessment obtained pursuant to Section 5 hereof and (ix) all other items specifically designated in this Agreement as Seller's expenses. Purchaser shall be responsible for the payment of (a) its own attorney fees, (b) title examination costs and premiums necessary for the issuance of an ALTA Form B, 1992 Owner's Title Policy insuring the Property in the amount of the Purchase Price, (c) the cost of a physical condition survey of the Property, (d) recording costs except for those incurred in connection with the cure of any title defects or encumbrances by Seller, (e) all other items specifically designated in this Agreement as Purchaser's expenses.

         7.5   Taxes.

               7.5.1 Ad Valorem Taxes and Assessments. All real estate taxes (including ad valorem and non-ad valorem assessments) and personal property taxes payable with respect to the Property for the year in which the Closing Date occurs, accrued but to be paid after the Closing Date, shall be prorated between Seller and Purchaser as of the Closing Date on a calendar year basis. If the actual amount of taxes and assessments is not known on the Closing Date, the same shall be prorated on the basis of the amount of taxes and assessments payable for the year preceding Closing and shall be adjusted between the parties when the actual amount of taxes and assessments payable for the year of Closing is known to Purchaser and Seller. To the extent that Seller's share of such taxes and assessments is later recouped through reimbursement by the Tenants on the Property, the Purchaser shall pay the same to Seller promptly, but in no event later than the later to occur of (i) ninety (90) days after the end of the calendar year in which the Closing takes place or (ii) thirty (30) days after Purchaser's receipt of same from Tenants. The provisions of this Section 7.5 shall specifically survive Closing.

               7.5.2    Sales Taxes.     (Intentionally Omitted)

         7.6 Income and Expenses. All income and expenses of the Property shall be prorated on a daily basis between Seller and Purchaser as of the Closing Date. Seller shall make any and all payments of principal and interest due under all liens or encumbrances on the Property on or before the Closing Date as and when due, which liens or encumbrances shall be satisfied, canceled and terminated at or prior to Closing. Seller shall be responsible for all expenses of the Property attributable to the period prior to the Closing Date. Seller shall be entitled to all income from the Property attributable to the period prior to the Closing Date. Seller agrees to pay in full on the Closing Date its pro rata share of all expenses of the Property. Seller agrees that all expenses, charges, bills, or trade accounts maintained or incurred by Seller or its agents in connection with the management or operation of the Property or otherwise accrued for the period prior to the Closing Date shall be paid in full on the Closing Date; provided, however, that all such expenses, charges, bills, or trade accounts which have accrued but have not yet been billed shall be paid in full by Seller at the time the bills are received. Seller shall have sole responsibility for the payment of all sales taxes, excise taxes, payroll taxes, withholding taxes or other taxes collected or payable by Seller or its agents in connection with the management or operation of the Property for or during the period preceding Closing. To the extent Seller is required to pay an expense under this Section 7.6 which is later reimbursed by any Tenants, Seller shall be entitled to receive its proportionate share of such payment promptly, but in no event later than the later to occur of (i) ninety (90) days after the end of the calendar year in which Closing occurs, or (ii) thirty (30) days after Purchaser's receipt of same from Tenants. Seller and Purchaser shall indemnify each other against and shall hold each other harmless from any costs, expenses, penalties or damages, including reasonable attorneys' fees, which may result from any failure by the other to pay or cause to be paid any of the items described in this Section 7.6, which indemnity shall survive Closing.

               Without limiting the generality of the foregoing, the following items shall be adjusted or paid as follows as of the Closing Date:

               7.6.1 Rents and Charges. All rents and charges actually received under the Tenant Leases shall be prorated as of the Closing Date. Rents and other charges received after Closing for the calendar month in which the Closing Date occurs shall be prorated upon receipt. Purchaser, for a period of four (4) full calendar months following the Closing, shall continue to bill tenants of the Property on a monthly basis for amounts due and payable to Seller from such tenants on the Closing Date. Except as set forth in the previous sentence, Purchaser shall have no duty or obligation to collect any rents or other sums which are outstanding as of the Closing Date, and Seller agrees to indemnify and save Purchaser harmless from and against any claims, costs and expenses (including but not limited to attorney's fees and costs of collection of such arrearages) which Purchaser may or shall incur in connection with such collection, provided that the reasonable approval of Seller is obtained prior to incurring any claims, cost or expense. If Purchaser receives any payment of outstanding rent, the payment shall first be applied by Purchaser to amounts due from that tenant from and after the Closing Date and the excess, if any, shall be applied to the amounts receivable by Seller and shall be paid to Seller (exclusive of sales tax on rents) within thirty (30) days following Purchaser's receipt thereof. Seller agrees that no lawsuit of any kind shall be brought or threatened by Seller after the Closing Date to collect any outstanding rent without the prior written consent of Purchaser, provided, however that Seller shall be permitted to take reasonable other measures towards collection of any outstanding rent due prior to Closing. Any checks for rental payments or other charges received after Closing by Seller or its agents shall be promptly endorsed to Purchaser by the payee thereof and promptly transmitted to Purchaser. Purchaser shall receive a credit against the Purchase Price at Closing for all prepaid rents, advance rentals, security deposits (including any interest earned thereon if required by any Tenant Lease) and other deposits then outstanding with respect to any of the Tenant Leases.

                  7.6.2 Post-Closing Adjustment Payment. In the event that on the Closing Date there shall be any rental payments under any Tenant Lease which, although relating to a period prior to the Closing Date, do not become due and payable until after Closing (such as year end common area, real estate tax or insurance expense reimbursements or percentage rent or similar charges), then Purchaser agrees to bill tenants on behalf of Seller for a period of four (4) months from the date of the initial billing to tenant, and rental payments received from such tenant shall be applied as set forth in Section 7.6.1 above.

                         Seller agrees, on or before sixty (60) days after the
                  Closing Date, to provide to Purchaser calculations of common area maintenance, real estate tax and insurance billings to tenants for (i) the portion of calendar year 1997 from January 1, 1997 to the Closing Date; or (ii) the tenant's lease year which includes the Closing Date, for the period up to the Closing Date; whichever is applicable, along with billings to tenants, to allow Purchaser to bill said tenants for such charges. Seller shall pay Purchaser any credits due to tenants from Seller for such periods at the time the billings are submitted to Purchaser; the payments shall be for all credits to any and all tenants and shall not be offset by any amounts due from tenants to Seller.

                         Seller agrees to pay Purchaser any credits due Tenants
                  for periods prior to the Closing Date relating to reconciliations of Additional Rent, Percentage Rent or other charges or relating to Tenant audits of operating expense reimbursements.

                  7.6.3 Insurance Expense. Purchaser shall be responsible for obtaining separate policies for any and all casualty, liability, and other insurance Purchaser desires to maintain with respect to the Property. Seller shall be entitled to any refund of any prepaid premiums on its own insurance policies. Seller shall provide to Purchaser prior to Closing a calculation of credits due tenants for reimbursements of insurance premiums for the periods from the Closing Date to the end of the current insurance premium year of Seller. Purchaser shall receive a credit at Closing against the Purchase Price for said credit due tenants for insurance.

                  7.6.4 Utility Charges. Water and utility charges and sanitary sewer taxes, if any, shall not be prorated at Closing but shall be transferred to new accounts in Purchaser's name or in the name of Purchaser's designated agent as of Closing. Seller shall have the sole responsibility for all such utility charges through the transfer of such accounts on the Closing Date, and Seller shall cause the outstanding charges for all such utilities to be determined and all meters to be read on the day prior to the Closing Date. Any deposits prepaid by Seller for such utilities shall be refunded to Seller or credited to Seller at Closing. To the extent any such charges or taxes are paid on an annual basis they will be prorated at Closing based on the latest estimates of such charges or taxes and reprorated upon receipt of actual billings. Any transfer fees or additional deposits required in connection with the transfer of the utilities to new accounts in Purchaser's name shall be paid by Purchaser; it being agreed that any fees for terminating the utility accounts in Seller's name shall be paid by Seller.

         7.6.5 Other Expenses. Other operating expenses not covered by any of the above subparagraphs.

         All prorations and adjustments under this Section 7 shall be made against the cash sum otherwise payable by Purchaser to Seller pursuant to Section 2, unless an alternative means of payment is expressly provided hereunder. The indemnities and obligations with respect to post- Closing adjustments set forth in this Section 7 shall expressly survive Closing.

8. Risk of Loss. If, after the date hereof and prior to Closing, all or any portion of the Property is damaged by casualty, or Seller receives notice of the commencement or threatened commencement of eminent domain against all or any portion of the Property, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect prior to Closing, either to (i) terminate this Agreement, in which event this Agreement shall be deemed null, void and of no further force and effect whatsoever, or (ii) close the transaction contemplated hereby in accordance with its terms, but, subject to such casualty settlement or condemnation proceedings; in which event Seller shall promptly assign to Purchaser Seller's rights in such settlement or proceedings and any payments or awards resulting therefrom, and Purchaser shall receive a credit against the Purchase Price payable at Closing equal to any deductible payable by Seller with respect to such casualty loss. Notwithstanding the foregoing, in the event of a casualty loss of less than $50,000.00 occurring after the expiration of the Inspection Period, the rights and obligations of the parties shall be as provided in subsection (ii) above; provided, however, that no casualty has occurred at the Property which would permit a Tenant to terminate its lease. In the event that such casualty or condemnation (or threat thereof) shall occur within fifteen (15) days of the Closing Date, Purchaser shall have the right to extend the date for Closing such that in no event shall Closing occur less than fifteen (15) days following Purchaser's receipt of Seller's notice required under this Section 8.

9. Seller's Covenants. Seller hereby covenants and agrees that between the date hereof and the Closing Date:

         9.1 Inspection of Property. Seller shall allow Purchaser and its agents to inspect and audit the Property and any part thereof and all books, records and accounts, wherever located, relating to the Property or any of its operations, at such times and from time to time as Purchaser may reasonably request.

         9.2 Compliance with Laws, Leases, Contracts. Seller shall comply with all laws, ordinances, regulations and orders relating to the Property (except to the extent tenants under written leases are responsible for such compliance) and with all the terms, conditions and provisions of the Tenant Leases and with the requirements of all liens and encumbrances, agreements and other contractual arrangements to which the Property or Seller is subject and make all payments required to be paid thereunder and suffer no default thereunder.

         9.3 Standard of Operation and Maintenance. Seller shall operate, manage and maintain the Property in the same manner as it has been operated by Seller to the date hereof, and in accordance with such reasonable requests as may be made by Purchaser.

         9.4 Representations and Warranties. Seller shall not take (or fail to take) any action which would make any of the warranties, representations and covenants of Seller under this Agreement untrue or inaccurate. Seller shall notify Purchaser promptly if prior to the Closing Date Seller becomes aware of any fact, transaction, event or occurrence which would make any of the warranties, representations and covenants of Seller under this Agreement not true with the same force and effect as if made on or as of the date hereof.

         9.5 Personal Property Inventory. Seller shall not remove any of the Property, including personal property, from the Property nor use any of the personal property prior to the Closing Date except such use thereof as is normal and customary in the operation and maintenance of the Property. Seller warrants that supplies and maintenance items shall be maintained at a customary level and will be available and conveyed to Purchaser on the Closing Date.

         9.6 Transfer of Permits. Seller shall execute all applications and instruments required in connection with the transfer of all Permits, to the extent transferable, in order to transfer the benefits and burdens of each such Permit to the Purchaser and, if requested by Purchaser, to cooperate (at no expense to Seller) with Purchaser's efforts to have all Permits required for the operation of the Property issued to and in the name of the Purchaser on the Closing Date. Seller shall use reasonable efforts to preserve in force all existing Permits and to renew all those expiring prior to the Closing Date on terms acceptable to Purchaser. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall diligently take all measures reasonably necessary to cause the reinstatement of such Permit without any additional limitation or condition. Seller shall not seek or acquiesce to any amendment to any Permit which would alter the existing permissible uses of the Property or any part thereof.

         9.7 Cash-Out of Leasing Commissions. On or before the Closing Date, Seller shall, at Seller's sole expense, terminate and cash out all leasing commissions payable under each Tenant Lease and all commission agreements relating to the Tenant Leases and all other leasing and management agreements relating to the Property so that, at Closing, neither the Property nor any Tenant Lease shall be subject to any past, present or future leasing commissions or any rights thereto by any broker or leasing agent or any commission agreements or other leasing and management agreements.

         9.8 Compliance of Property. Seller shall assist Purchaser's efforts to obtain satisfactory evidence that all of the Property meets and complies with all applicable governmental laws, statutes, regulations, rules and ordinances; provided, however, that Seller shall not be responsible for hiring or paying for any consultants. Such evidence shall include but shall not be limited to obtaining certificates of completion, occupancy or compliance from the agencies administering compliance with said requirements indicating that the Property fully complies with said requirements. The foregoing evidence shall be subject to the approval of Purchaser in all respects. In addition, said items shall be directed to Purchaser specifically with knowledge on the part of the party issuing same that Purchaser will be relying upon the same, and shall be submitted to Purchaser as soon as it is reasonably possible to do so. All materials submitted in advance of Closing shall be updated, if necessary in Purchaser's judgment, for the Closing.

         9.9  Cooperation with Purchaser's Audit/Accounting for CAM Charges.

         Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller's books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of "rep" letter and such other documents as are reasonably required by Purchaser or Purchaser's accountants in connection with such audit, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay the costs associated with any such audit.

         The terms of this Section 9.9 shall survive Closing.

         9.10 Continued Operation of Property. Between the date hereof and Closing, Seller shall continue to operate and maintain the Property in good condition in accordance with Seller's current practices. Seller agrees not to enter into any agreements which will survive the Closing Date relating to the Property without Purchaser's prior written consent, which consent may be granted or withheld in Purchaser's sole discretion. In addition, Seller shall not permit the modification, alteration, amendment, extension, renewal, termination or cancellation of any Tenant Lease (except in accordance with the terms of such Tenant Lease) without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion.

         9.11 Inducements. On or before the Closing Date all Inducements (as hereinafter defined) relative to all Tenant Leases shall have been paid in full or shall otherwise have lapsed or been satisfied in full such that on the Closing Date the Tenant Leases shall require all Tenants thereunder to pay rent and other charges required by their Tenant Leases without reduction or abatement relative to an Inducement. As used herein, the term Inducement shall mean free rent periods, reduced rent periods, cash payments, Tenant buildout allowances, agreements to perform Tenant finish or Tenant buildout at Landlord's expense, and any other accommodations to a Tenant under a Tenant Lease of a similar nature which reduces the rent or other charges otherwise payable under a Tenant Lease. In the event any Inducement has not been satisfied, paid in full or otherwise lapsed on the Closing Date, Purchaser shall receive a credit against the Purchase Price payable at Closing.

10. Conditions to Closing. In addition to all conditions expressly set forth in this Agreement, the obligation of the Purchaser to consummate the Closing hereunder is further subject to the satisfaction at or prior to Closing of the following conditions precedent:

         10.1  (Intentionally Deleted)

         10.2 Accuracy of Representations. All of the warranties, representations and covenants of Seller contained in this Agreement shall be true on the Closing Date with the same effect as if they had been made on the Closing Date and shall be reaffirmed by Seller in writing at Closing; Seller shall have performed all covenants to have been performed and satisfied by Seller prior to the Closing Date.

         10.3 Condition of Property. On the Closing Date, the Property shall be in a state of repair at least as good as the state of repair thereof on the date hereof, normal wear and tear alone excepted.

         10.4 Closing Documents. Purchaser's receipt of original executed counterparts (if applicable) of the instruments, agreements and documents described in Section 7.3 and all other documents to be provided by Seller in accordance with the terms of this Agreement.

         10.5  Tenants and Leases.

         (a) All Tenant Leases existing as of the Effective Date shall be in full force and effect and the tenants under the Tenant Leases as of the Effective Date shall each be in occupancy of their respective premises (except for new leases executed after the Effective Date or existing Tenant Leases which provide for occupancy after the Closing Date).

         (b) No Tenant existing as of the Effective Date has ceased operations, terminated its lease with Seller, ceased making rental payments or notified Seller of its intention to do any of the foregoing.

         (c) No Tenant has made an assignment for the benefit of creditors, has applied, petitioned, or filed for the appointment of a custodian, trustee, receiver or agent to take possession of any property or chattels of such Tenant, is not generally paying its debts as such debts become due, is "insolvent" as that term is defined in the United States Bankruptcy Code, or has filed a petition with the United States Bankruptcy Court under the United States Bankruptcy Code or commenced any proceeding under any bankruptcy or reorganization statute or under any arrangement, insolvency, readjustment of debt, dissolution or liquidation statute of any jurisdiction.

         10.6 Casualty. No casualty has occurred at the Property for which the estimated cost of repairs exceeds $50,000.00, and no casualty has occurred at the Property which would permit a Tenant to terminate its lease.

         10.7 Eminent Domain. No commencement or threatened commencement of eminent domain against all or any portion of the Property as more particularly described in Section 8.

         10.8 Title Insurance. The willingness of the Title Company to issue, upon the sole condition of the payment by Purchaser of an amount no greater than its scheduled premium, a Title Policy insuring in the amount of the Purchase Price title to the Property is vested in Purchaser on the Closing Date subject only to the Permitted Title Exceptions.

         10.9 Purchaser's Waiver Right. Purchaser shall have the right at any time to waive in writing any of the contingencies or conditions set forth in this paragraph 10. If the conditions and/or contingencies described in this paragraph 10 are not fully and completely satisfied on the Closing Date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser shall have the right to terminate this Agreement and receive a refund of the Deposit by providing written notice of such termination at any time through and including the Closing Date.

11.      Miscellaneous.  It is further agreed as follows:

         11.1 Broker. Seller and Purchaser represent each to the other that no broker's or real estate commissions are or shall be due with respect to this transaction except to Shoptaw-James Investment Group, LLC, whose commission shall be paid by Seller, by reason of any agreement made or which may be alleged to have been made by it. In no event shall Purchaser be liable for any commission or fee due in connection with this transaction, unless and to the extent a commission is owed to another broker party due solely to the acts of Purchaser. Seller agrees to indemnify, defend and save harmless Purchaser from and against any cost and expense (including reasonable attorney's fees) incurred by Purchaser as a result of the untruth of the foregoing representations by Seller. Purchaser agrees to indemnify, defend and save harmless the Seller from and against any cost and expense (including reasonable attorney's fees) incurred by Seller as a result of the untruth of the foregoing representations by Purchaser.

         11.2 Notices. All notices, demands, requests or communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon being deposited in the United States mail, postage prepaid and certified with return receipt requested, upon delivery by an internationally recognized overnight delivery service, or upon the date of receipt of a telecopy which is received any business day on or before 5 p.m. (EST) in the location of receipt or on the next day after receipt if received by telecopy after 5 p.m. (EST) on any business day; provided, however, the time period in which a response to any notice, demand or request must be given shall commence on the next business day after such posting. Any such notice, demand, request or communication if given to Seller shall be addressed as follows:

                  To Seller:           Market Place Shopping Center, L.P.
                                       c/o Peachtree Corners, Inc.
                                       3060 Holcomb Bridge Road, Suite F
                                       Norcross, Georgia 30071
                                       Attention:       Ms. Ruth Strickland
                                       Telephone:       (770) 448-8222
                                       Telecopier:      (770) 729-2523


                  and, if given to Purchaser, shall be addressed as follows:

                  To Purchaser:        IRT Property Company
                                       200 Galleria Parkway, Suite 1400
                                       Atlanta, Georgia 30339
                                       Attention:    Lee A. Harris
                                       Telephone:    (770) 955-4406
                                       Telecopier:   (770) 988-8773

                  To Escrow Agent:     Commonwealth Land Title Insurance Company
                                       3350 Cumberland Circle, Suite 1895
                                       Atlanta, Georgia 30339
                                       Attention:        Sally French Tyler
                                       Telephone:        (770) 980-9440
                                       Telecopier:       (770) 980-9799


               Either party may from time to time change the address to which such notices or communications may be delivered or sent by giving the other party written notice of such change. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

         11.3 Default and Remedies. If Purchaser fails or refuses to perform its obligations under this Agreement, and such failure or refusal is not cured within five (5) days after written notice from Seller, then Seller may as its sole and exclusive remedy be entitled to terminate this Agreement and receive the Deposit as liquidated damages. Purchaser and Seller hereby acknowledge the difficulty of ascertaining Seller's actual damages in such circumstance and agree that the liquidated damages shall not be a penalty, but rather shall constitute full liquidated damages and that such amount represents a good faith resolution of Seller's actual damages. Seller hereby waives any right to sue Purchaser for damages or to pursue any other right or remedy, either at law or in equity, in the event of a breach of this Agreement by Purchaser. If Seller fails or refuses to convey the Property in accordance with the terms of this Agreement or otherwise perform its obligations hereunder, and such failure or refusal is not cured within five (5) days after written notice from Purchaser, then (a) Escrow Agent shall promptly refund the Earnest Money to Purchaser and (b) Purchaser shall have the right to recover from Seller an amount equal to the Deposit as liquidated damages, or compel specific performance of the terms of this Agreement.

         11.4 Waiver. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of the right of Purchaser or Seller to exercise such right or to demand strict compliance with any term, condition, or covenant under this Agreement.

         11.5 Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

         11.6 Captions. All captions, headings, paragraph and subparagraph numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting, or otherwise varying the text of this Agreement.

         11.7 Severability. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         11.8 Entire Agreement. Time is of the essence of this Agreement. This Agreement constitutes the sole and entire agreement of the parties and is binding upon and shall inure to the benefit of Seller and Purchaser, their heirs, successors, legal representatives and assigns.

         11.9 Amendments. No addition to, or modification of, any terms or provisions of this Agreement shall be effective unless set forth in writing and signed by both Purchaser and Seller.

         11.10 Attorney's Fees. In the event either party to this Agreement brings an action or proceeding for the breach, enforcement or interpretation of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorney's fees as may be awarded in the action or proceeding.

         11.11 No Negotiation with other Persons. Upon Seller's execution of this Agreement, Seller represents, warrants, and covenants that Seller shall not hereafter execute any letter of understanding, letter of intent or other agreement (binding or not binding) on behalf of Seller with any other potential purchaser of or for the Property (or any portion thereof) unless and until this Agreement has been terminated in accordance with the terms of this Agreement.

         11.12 Survival of Representations. Except as otherwise set forth herein to the contrary, all representations, warranties, and covenants, made or incorporated herein shall not be impaired by any investigation, inspection, or other act by Purchaser, and shall specifically survive Closing and shall not be merged into the Special Warranty Deed or any of the other instruments executed and delivered at Closing.

         11.13 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

         11.14 Effective Date. This Agreement shall be deemed effective (the "Effective Date") as of the date hereinabove first written.

         11.15 Exhibits. All exhibits attached hereto are by this reference made a part hereof.

         11.16 Representations and Warranties of Purchaser. As of the Closing Date, the Purchaser shall be duly organized, or duly qualified and authorized, validly existing and in good standing under the laws of the State of Georgia. This Agreement has been, or at the time of Closing shall be, duly authorized, executed and delivered by the Purchaser and all consents required under the Purchaser's organizational documents have been or at the time of Closing will have been obtained. All documents that are to be executed by the Purchaser and delivered to the Seller at Closing have been, or at the time of Closing shall be, duly executed, authorized and delivered by the Purchaser.

         11.17 Interpretation. All references to "days" means calendar days unless expressly provided otherwise. If any notice period or due date contained in this Agreement falls on a Saturday, Sunday or legal holiday, then such notice or due date shall be deemed timely if given on the first business day following such Saturday, Sunday or legal holiday.

         11.18 Further Assurances. Seller and Purchaser agree to execute and deliver to each other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of the within Agreement. This covenant shall survive the Closing.

         11.19 Assignability of Agreement. Purchaser's rights under this Agreement shall be transferable and assignable by Purchaser, either in full or in part, to any entity affiliated with, owned by or under common control with Purchaser or to any partnership having Purchaser as a general partner. In the event of any such permitted transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions and agreements imposed upon Purchaser pursuant to the terms of this Agreement.

12. Deposit. Purchaser shall deposit with Commonwealth Land Title Insurance Company ("Escrow Agent") the sum of Seventy-One Thousand and No/100 Dollars ($71,000.00) by check as earnest money, payable within five (5) business days after the Effective Date. Such sum, together with any interest earned thereon, is hereinafter referred to as the "Deposit". If requested by Purchaser, the Escrow Agent shall, if possible, invest such sum in an interest bearing obligation of a national bank in the area in which the Property or Escrow Agent is located. The Deposit shall be retained or refunded, as the case may be, in accordance with the terms of this Agreement and shall be delivered to Seller and applied as a credit against the Purchase Price at Closing. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel or (ii) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this

Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The Escrow Agent is hereby specifically authorized to refuse to act except upon the written consent of Seller and Purchaser. Seller and Purchaser hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof. In the event of a dispute between Seller and Purchaser sufficient in the discretion of the Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as the Escrow Agent shall determine to have jurisdiction thereof. Seller and Purchaser shall bear all costs and expenses of any such legal proceedings. Purchaser and Seller agree to make such changes to this Agreement as may reasonably be required by Escrow Agent and also to execute and deliver to Escrow Agent such documentation as Escrow Agent may reasonably require in connection with its holding of the Deposit hereunder and serving in its capacity as Escrow Agent, such as IRS and bank account forms and reports, and for such purposes the Deposit shall be considered the property of Purchaser until such time as Escrow Agent disburses the Deposit to any party other than Purchaser. The preceding sentence shall not change in any way the other provisions in this Agreement concerning Escrow Agent's holding and disbursing the Deposit. In the event that Purchaser terminates this Agreement for any reason in accordance with the terms of this Agreement, Escrow Agent is hereby directed by Purchaser and Seller to promptly refund the Deposit to Purchaser.

         IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have executed this Agreement under seal the day and year hereinabove first written.

                           SELLER:
                           -------

                           MARKET PLACE SHOPPING CENTER, L.P., a Georgia limited partnership

                           By: Peachtree Corners, Inc., a Georgia corporation,
                               its General Partner

                           By:/s/Paul A. Duke
                              --------------------------------

                           Name:Paul A. Duke
                                ------------------------------

                           Title:Chairman
                                 -----------------------------

                           PURCHASER:
                           ----------

                           IRT PROPERTY COMPANY, a Georgia corporation

                           By:/s/Lee A. Harris
                              --------------------------------

                           Name:Lee A. Harris
                                ------------------------------

                           Title:Senior Vice President
                                 -----------------------------

                           ESCROW AGENT:
                           -------------

                           COMMONWEALTH LAND TITLE INSURANCE COMPANY, a
                           Pennsylvania corporation

                           By:/s/Margaret Kirbabas
                              --------------------------------

                           Name:Margaret Kirbabas
                                ------------------------------

                           Title:
                                 -----------------------------

                             FIRST AMENDMENT TO THE
                   AGREEMENT FOR THE AND PURCHASE OF PROPERTY

     THIS FIRST AMENDMENT TO THE AGREEMENT FOR THE SALE AND PURCHASE OF PROPERTY (the "First Amendment"), is made and entered into this 15 day of October 1996 by and between MARKET PLACE SHOPPING CENTER, L.P., a Georgia limited partnership ("Seller"), ART PROPERTY COMPANY, a Georgia corporation ("Purchaser") and COMMONWEALTH LAND TITLE INSURANCE COMPANY, a Pennsylvania corporation ("Escrow Agent").

                                  WITNESSETH:

     WHEREAS, Purchaser, Seller and Escrow Agent entered into that certain Agreement for the Sale and Purchase of Property dated September 12, 1996 ("Agreement") pursuant to which Seller agreed to sell and Purchaser agreed to purchase the Property as more particularly described therein; and

     WHEREAS, Purchase and Seller desire to amend the Agreement as more particularly hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the Purchase Price, the mutual covenants and agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) and good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Purchaser, Seller and Escrow Agent, Purchaser, Seller and Escrow Agent intending to be legally bound agree as follows:

     1. Inspection of Property. The first sentence of Section 3 of the Agreement shall be deleted in its entirety and the following inserted in its place:


     Purchaser shall have until one hundred and fifty-five (155) days after the Effective Date (the "(Inspection Period") to investigate and inspect the Property and conduct any and all due diligence as Purchaser may deem necessary.

     2. Title and Survey. The second sentence of Section 4.1 shall be deleted in its entirety and the following inserted in its place:


     Purchaser shall have until one hundred and fifty-five (155) days after the Effective Date ("Title Examination Period") by which to give notice to Seller of any objections which Purchaser may have, including, without limitation, objections to any matters which constitute Permitted Title Exceptions.

     3. Parking Lot. Pursuant to the terms of Section 13 of the Agreement, Purchaser elects, under subsection (iii) not to receive an assignment of the Proposal and any contract associated therewith, and Purchaser shall receive a credit against the Purchase Price in the amount of $62,190 payable at Closing.

     4. Closing Date: Notwithstanding anything to the contrary contained in
Section 7.2 of the Agreement, in the event Purchaser becomes satisfied with the results of any and all due diligence conducted with respect to the Property at any time prior to the expiration of the Inspection Period, Purchaser may notify Seller in writing that it waives the right to terminate the Agreement and in such event the parties hereto agree that the Closing Date shall be amended to the date which is fifteen (15) days after Seller's receipt of written notice from Purchaser.

     5. Reaffirmation. Except as hereinabove modified, the terms and provisions of the Agreement remain in full force and effect, the same being republished and confirmed hereby.

     6. Counterpart Execution. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, and with all of such counterparts together constituting one and the same agreement.

     7. Facsimile Signature. The parties hereto agree that this First Amendment may be executed by facsimile signature.

     8. Capitalized Terms. The capitalized terms used in this First Amendment shall have the meaning attributed to them in the Agreement unless otherwise set forth herein.

     IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have executed this First Amendment under seal the day and year first above written.

                                 SELLER:

                                 MARKET PLACE SHOPPING CENTER, L.P., a Georgia limited partnership

                                 By: Peachtree Corners, Inc., a Georgia
                                     corporation, its General Partner


                                     By: /s/ B. Ruth Strickland
                                        ---------------------------------
                                     Name: B. Ruth Strickland
                                          -------------------------------
                                     Title: President
                                           ------------------------------

                                                    (CORPORATE SEAL)




                                 PURCHASER:

                                 IRT PROPERTY COMPANY, a Georgia corporation

                                 By: /s/ W. Benjamin Jones
                                    -----------------------------------
                                 Name: W. Benjamin Jones III
                                      -------------------------------
                                 Title: Exec. V.P.
                                       ------------------------------

                                                    (CORPORATE SEAL)




                                 ESCROW AGENT:

                                 COMMONWEALTH LAND TITLE INSURANCE
                                 COMPANY, a Pennsylvania corporation

                                 By: /s/ Margaret Kirbabas
                                    ---------------------------------
                                 Name: Margaret Kirbabas
                                      -------------------------------
                                 Title:
                                       ------------------------------


                                                    (CORPORATE SEAL)

                               SECOND AMENDMENT TO
               AGREEMENT FOR THE SALE AND PURCHASE OF PROPERTY

     THIS SECOND AMENDMENT TO AGREEMENT FOR THE SALE AND PURCHASE OF PROPERTY (the "Second Amendment"), is made and entered into this 13 day of February, 1997, by and between MARKET PLACE SHOPPING CENTER, L.P., a Georgia limited partnership ("Seller"), IRT PROPERTY COMPANY, a Georgia corporation ("Purchaser") and COMMONWEALTH LAND TITLE INSURANCE COMPANY, a Pennsylvania corporation ("Escrow Agent").

                                  WITNESSETH:

     WHEREAS, Purchaser, Seller and Escrow Agent entered into that certain Agreement for the Sale and Purchase of Property dated September 12, 1996, pursuant to which Seller agreed to sell and Purchaser agreed to purchase the Property as more particularly described therein, and which Agreement was amended and modified by that certain First Amendment to the Agreement for the Sale and Purchase of Property dated October 15, 1996 (collectively said Agreement and First Amendment are herein referred to as the "Agreement"); and

     WHEREAS, Purchaser and Seller now desire to further amend the Agreement as more particularly set forth herein.

     NOW THEREFORE, for and in consideration of the Purchase Price, the mutual covenants and agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Purchaser and Seller, Purchaser and Seller, intending to be legally bound hereby, agree as follows:

     1. Property. Section 1.1 of the Agreement, entitled Real Property, is hereby amended to exclude from the purchase and sale that certain area outlined on the partial site plan attached hereto as "Exhibit 1" and by this reference incorporated herein (the "Excluded Parcel"). Prior to the Closing Date, Seller shall at its expense cause the Excluded Parcel to be surveyed according to the requirements set forth in Section 4.2 of the Agreement and shall further cause new legal descriptions of the Excluded Parcel and the Property (without the Excluded Parcel) to be prepared. The new legal description of the Property will be substituted for Exhibit A-1 to the Agreement (to be added to the Agreement pursuant to Section 4.2 thereof) and the new legal description of the Excluded Parcel shall be added to the Agreement as Exhibit A-2 thereto. In addition, the provisions of Section 4.2 of the Agreement are deemed amended to the extent necessary to conform to the above agreements.

     2. Purchase Price. The Purchase Price for the Property is hereby amended and set at the sum of Six Million Eight Hundred Thousand and NO/100 Dollars ($6,800,000.00). It is agreed and understood that the above price adjustment includes adjustments regarding both the exclusion of the Excluded Parcel and various physical conditions, including the parking lot, and that the credit of $62,190 referenced in Section 3 of the First Amendment to the Agreement is no longer operative.

     3. Easement/Other Agreements. Seller and Purchaser agree that they shall enter into an Agreement Regarding Easements, Covenants and Restrictions (the "ECR"), to be reasonably negotiated by Seller and Purchaser, which ECR shall, without limitation:

        A. Grant to each of Seller and Purchaser, their customers, invitees, agents, employees, representatives, successors and assigns:

              1. The right of pedestrian and vehicular access to and across and parking on the Property and the Excluded Parcel;

              2. Such easements as are necessary for the proper use and maintenance of utility services to the respective premises;

              3. Such other rights as the parties may reasonably agree.

        B. Provide for the maintenance of the common areas of the Property, and the Excluded Parcel and an equitable sharing of the costs thereof.

        C. Provide such restrictions on use as are required by the tenant leases for the Property and the Excluded Parcel and as may be further agreed upon by Purchaser and Seller.

The ECR shall be executed in recordable form, shall be recorded upon Closing and shall run with the land comprising the Property and the Excluded Parcel.

     In addition to the ECR, Purchaser and Seller shall enter into such other agreements as may be reasonably necessary or appropriate in order to fully define the rights and obligations of each party in connection with the continued ownership, maintenance and operation of the Property and the Excluded Parcel (i.e. party wall agreements, etc.).

     4. Environmental Insurance. At Closing, Seller shall provide at its expense and for the benefit of Purchaser and the Property a policy of insurance insuring Purchaser, its successors and assigns, against liability for government-required environmental clean-up costs, for personal injury or damage to property (including liability for diminished value claims of adjoining property owners) incurred in connection with the ownership and management of the Property. Such insurance coverage shall be for a period of five (5) years from Closing, shall be for a total amount of $2,000,000, with a deductible of not greater than $50,000. Purchaser has obtained a preliminary quote for such insurance estimating the premium therefor of $24,400. In the event such premium exceeds $25,000, Seller shall not be required to contribute more than $25,000 for such premium, and Purchaser shall elect either (a) to pay such premium in excess of the amount paid by Seller, or (b) to terminate this Agreement and receive a return of the Deposit.

     5. Reaffirmation. Except as hereinabove modified, the terms and provisions of the Agreement remain in full force and effect, the same being republished and confirmed hereby.

     6. Counterpart Execution. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and with all such counterpart together constituting one and the same agreement.

     7. Facsimile Signature. The parties hereto agree that this Second Amendment may be executed by facsimile signature.

     8. Capitalized Terms. The capitalized used in this Second Amendment shall have the meaning attributed to them in the Agreement unless otherwise set forth herein.

     IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have executed this Second Amendment under seal the day and year first above written.

                                 SELLER:

                                 MARKET PLACE SHOPPING CENTER, L.P., a
                                 Georgia limited partnership

                                 By: Peachtree Corners, Inc., a Georgia
                                     corporation, its General Partner


                                     By: /s/ B. Ruth Strickland
                                        ---------------------------------
                                     Name: B. Ruth Strickland
                                          -------------------------------
                                     Title: President
                                           ------------------------------

                                                    (CORPORATE SEAL)






                                 PURCHASER:

                                 IRT PROPERTY COMPANY, a Georgia corporation

                                 By:/s/ W. Benjamin Jones
                                    ------------------------------------
                                 Name: W. Benjamin Jones III
                                      -----------------------------------
                                 Title: Exec. V.P.
                                        ---------------------------------

                                                        (CORPORATE SEAL)

                                 ESCROW AGENT:

                                 COMMONWEALTH LAND TITLE INSURANCE
                                 COMPANY a Pennsylvania corporation

                                 By: /s/ Sally French Tyler
                                    ---------------------------------
                                 Name: Sally French Tyler
                                      -------------------------------
                                 Title: AVP/ATLANTA NTS
                                       ------------------------------

                                                    (CORPORATE SEAL)